EXHIBIT 19

LINDSAY CORPORATION

POLICY CONCERNING RESTRICTIONS ON INSIDER TRADING

I. Scope

This policy is applicable and extends coverage to all Lindsay Corporation employees, including all subsidiaries.

II. Purpose

To establish guidelines for all employees concerning insider trading.

III. Policy

The Basics

It is illegal for any person, either personally or on behalf of others, to trade in securities of the Company or any other company on the basis of material, non-public information. It is also illegal to communicate (to “tip”) material, non-public information to others so that they may trade in securities on the basis of that information, even if the “tipping” person does not benefit from the outcome of the others’ trading.

Trade includes any and all transactions involving the purchase, sale, or gifting of Company stock, exercise of Company options and warrants, puts, calls and other Company securities.

Material information is the kind of information a reasonable investor would take into consideration when deciding whether to trade in a security (e.g., buy or sell Company stock, exercise Company options). Some examples of information about a company that may be material include, but are not limited to:

•
Earnings prior to public release
•
A proposed acquisition or sale of a business
•
A significant expansion or cutback of operations
•
A significant product development or important information about a product
•
A significant management or business development
•
Changes in strategic direction such as entering new markets

Non-public information is the kind of information that has not been broadly disseminated to the marketplace (such as via a Company press release or a filing with the Securities and Exchange Commission (“SEC”)) and that the investing public has not had time to fully absorb.

These illegal activities are commonly referred to as “insider trading.” Penalties for insider trading violations include civil and criminal fines and imprisonment, as well as disciplinary action by the Company. There may also be liability to those damaged by the trading. A company whose employee violates the insider trading prohibitions may also be liable for civil fines under certain circumstances.

The Company’s policy, applicable to all personnel, prohibits trading and tipping others to trade, when any individual possesses material, non-public information. The disclosure of material, non-public information to others can lead to significant legal difficulties as noted above and material non-public information should not be discussed with anyone, except as required in the performance of an individual’s regular duties. Further, watch out for requests from friends or family for information about companies with which the Company does business or about which the Company possesses confidential information, as even casual conversations could be viewed as illegal “tipping” of inside information.

Pre-Clearance and Trading Window Policies

IT IS THE POLICY OF THE COMPANY, AS ESTABLISHED BY THE BOARD OF DIRECTORS, THAT ANY DIRECTOR OR OTHER INSIDER PLANNING A PURCHASE, SALE, OR OTHER TRADE OF ANY PUBLICLY TRADED SECURITIES OF THE COMPANY SHOULD DISCUSS ANY PROPOSED TRANSACTION WITH THE COMPANY’S GENERAL COUNSEL OR, IN HIS OR HER ABSENCE, THE CHIEF FINANCIAL OFFICER, PRIOR TO ENTERING INTO THE TRANSACTION.

The following window policy applies solely to directors and the positions identified as “Insiders” in Section IV below, as well as any other employees that may have insider information. Trading in Company stock should not be conducted by any director or Insider (or any other person with knowledge of the Company similar to that of a director or Insider) outside of an allowed “window.” The timing of this allowed “window” opens the morning of the second (2nd) business day following each quarter’s earnings release and closes on the night of the 16th day of the last month of the quarter. For this purpose, a “preliminary” earnings statement given by the Company will generally be considered a full release. This policy provides four “windows” during which a director or Insider (or any other person with knowledge of the Company similar to that of a director or Insider) is allowed to enter into transactions involving the Company’s Common Stock, so long as they are not in possession of material non-public information and provided they first discuss the transaction as provided above.

The window and preclearance policies and procedures herein shall not apply to (i) the exercise (without a sale) of stock options under the Company’s equity incentive plans, or (ii) transactions made pursuant to a blind trust or other arrangement or plan to trade securities under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, that has been submitted to, and acknowledged in writing by, the Company’s General Counsel.

Hedge and Pledge Transactions

Directors and Insiders are prohibited from pledging Company securities as collateral for any outstanding obligation. Also prohibited is trading in derivative securities of Company securities, engaging in short sales of Company securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.

IV. Pre-Clearance and Trading Window Procedures

Due to their routine access to a significant amount of material, non-public information, employees holding the positions listed below are considered “Insiders”. Insiders are allowed to trade in publicly traded securities of the Company only at times permitted by the Company’s “window” policy. These “windows” open on the morning of the second (2nd) business day following the Company’s quarterly earnings release and close on the night of the 16th day of the last month of the quarter. Because the Company’s Employee Stock Purchase Program has short enrollment periods that may occasionally fall outside of a permitted “window” period, Insiders may make participation or contribution elections in the Employee Stock Purchase Program during an otherwise-prohibited period. This exception applies only if the short enrollment period coincides with an otherwise-prohibited period, and the Insider is not in possession of material, non-public information at the time.

Additionally, Insiders are required to discuss any proposed purchase or sale of any publicly traded securities of the Company with the Company’s General Counsel, or in his or her absence, the Chief Financial Officer. From time to time, pending events may require that an Insider’s proposed transaction involving the Company’s securities be postponed.

Positions considered “Insiders”:

o
All elected and appointed officers and their administrative assistants
o
All members of the Global Management Team (“GMT”)
o
All business unit managing directors and general managers
o
All division and business unit controllers
o
All corporate accounting, finance, corporate development, and legal staff